Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces First Quarter Results
Ankeny, IA, September 4, 2024 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months ended July 31, 2024.

First Quarter Key Highlights

•Diluted EPS of $4.83, up 7% from the same period a year ago. Net income was $180 million, up 6%, and EBITDA1 was $346 million, up 9%, from the same period a year ago.
•Inside same-store sales increased 2.3% compared to prior year, and 7.9% on a two-year stack basis, with an inside margin of 41.7%. Total inside gross profit increased 10.4% to $614.3 million compared to the prior year.
•Same-store fuel gallons were up 0.7% compared to prior year with a fuel margin of 40.7 cents per gallon. Total fuel gross profit increased 5.9% to $314.5 million compared to the prior year.
•Same-store operating expenses excluding credit card fees were up 0.7%, favorably impacted by a 2% reduction in same-store labor hours.
•The previously announced Fikes Wholesale, Inc. ("Fikes") acquisition, with its 198 CEFCO convenience stores, is expected to close in calendar 2024.

"Casey's started the fiscal year off on the right foot and delivered another solid quarter highlighted by strong inside gross profit growth,” said Darren Rebelez, Chairman, President and CEO. “Inside same-store sales were driven by prepared food and dispensed beverage, with hot sandwiches and bakery performing exceptionally well. Our fuel team continues to balance volume and margin as they delivered positive same-store fuel gallons while also achieving over 40 cents per gallon fuel margin. The operations team continues to find efficiencies as we reduced same-store labor hours for the ninth consecutive quarter. Finally, we continue to work on closing the highly strategic Fikes acquisition, and look forward to welcoming their team to the Casey’s family."

Earnings

	Three Months Ended July 31,
	2024	2023
Net income (in thousands)	$180,198	$169,237
Diluted earnings per share	$4.83	$4.52
EBITDA (in thousands)	$345,782	$316,899

For the quarter, net income, diluted EPS, and EBITDA were up compared to the same period a year ago primarily due to a strong inside margin and fuel margin, partially offset by higher operating expenses due to operating 138 additional stores.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended July 31,
	2024	2023
Inside sales (in thousands)	$1,474,107	$1,369,749
Inside same-store sales	2.3%	5.4%
Grocery and general merchandise same-store sales	1.6%	5.2%
Prepared food and dispensed beverage same-store sales	4.4%	5.9%
Inside gross profit (in thousands)	$614,322	$556,434
Inside margin	41.7%	40.6%
Grocery and general merchandise margin	35.4%	34.1%
Prepared food and dispensed beverage margin	58.3%	58.2%

Total inside sales were up 7.6% for the quarter driven by strong performance in the prepared food and dispensed beverage category, including hot sandwiches and bakery as well as non-alcoholic and alcoholic beverages in the grocery and general merchandise category. Inside margin was up 110 basis points compared to the same quarter a year ago, driven primarily by proactive cost of goods management and product mix.

Fuel2

	Three Months Ended July 31,
	2024	2023
Fuel gallons sold (in thousands)	772,536	713,991
Same-store gallons sold	0.7%	0.4%
Fuel gross profit (in thousands)	$314,548	$296,978
Fuel margin (cents per gallon, excluding credit card fees)	40.7 ¢	41.6 ¢

For the quarter, total fuel gallons sold increased 8.2% compared to the prior year primarily due to the store count increase, while same-store gallons were up 0.7% versus the prior year. The Company’s total fuel gross profit was up 5.9% versus the prior year. The Company sold $4.8 million in renewable fuel credits (RINs) in the first quarter, a decrease of $15.4 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended July 31,
	2024	2023
Operating expenses (in thousands)	$609,474	$560,855
Credit card fees (in thousands)	$63,809	$60,985
Same-store operating expenses excluding credit card fees	0.7%	3.4%

Operating expenses increased approximately 9% during the first quarter. Operating 138 more stores than prior year accounted for approximately 5% of the increase. The impact of one-time deal costs related to pending acquisitions was approximately 1% of the increase. Total same-store employee expense contributed to approximately 1% of the increase, as the increases in labor rates were partially offset by a reduction in same-store labor hours.

Expansion

Store Count
April 30, 2024	2,658
New store construction	10
Acquisitions	9
Closed	(3)
July 31, 2024	2,674

2 Fuel category does not include wholesale fuel activity, which is included in Other.

Liquidity
At July 31, 2024, the Company had approximately $1.2 billion in available liquidity, consisting of approximately $305 million in cash and cash equivalents on hand and approximately $900 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the first quarter, the Company did not repurchase any shares. The Company has approximately $295 million remaining under its existing share repurchase authorization.

Dividend
At its August meeting, the Board of Directors approved a quarterly dividend of $0.50 per share. The dividend is payable November 15, 2024, to shareholders of record on November 1, 2024.

Fiscal 2025 Outlook
The Company is not updating its previously communicated fiscal 2025 outlook until after the closing of the Fikes transaction, with the exception of store growth, which is now expected to be approximately 270 units in fiscal 2025.

Under its previously communicated fiscal 2025 outlook, the Company expects EBITDA to increase at least 8%. The Company expects inside same-store sales to increase 3% to 5% and inside margin comparable to fiscal 2024. The Company expects same-store fuel gallons sold to be between negative 1% to positive 1%. Total operating expenses are expected to increase approximately 6% to 8%. Net interest expense is expected to be approximately $56 million. Depreciation and amortization is expected to be approximately $390 million and the purchase of property and equipment is expected to be approximately $575 million. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2024	2023
Total revenue	$4,097,737	$3,869,251
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	3,142,481	2,991,497
Operating expenses	609,474	560,855
Depreciation and amortization	94,409	82,905
Interest, net	14,067	12,495
Income before income taxes	237,306	221,499
Federal and state income taxes	57,108	52,262
Net income	$180,198	$169,237
Net income per common share
Basic	$4.86	$4.54
Diluted	$4.83	$4.52
Basic weighted average shares	37,087,231	37,300,952
Plus effect of stock compensation	190,463	155,187
Diluted weighted average shares	37,277,694	37,456,139

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2024	April 30, 2024
Assets
Current assets
Cash and cash equivalents	$304,988	$206,482
Receivables	164,926	151,793
Inventories	452,017	428,722
Prepaid and other current assets	33,071	25,791
Income taxes receivable	—	17,066
Total current assets	955,002	829,854
Other assets, net of amortization	193,314	195,559
Goodwill	652,823	652,663
Property and equipment, net of accumulated depreciation of $2,943,154 at July 31, 2024 and $2,883,925 at April 30, 2024	4,695,286	4,669,357
Total assets	$6,496,425	$6,347,433
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$208,209	$53,181
Accounts payable	597,112	569,527
Accrued expenses	294,233	330,758
Income taxes payable	32,589	—
Total current liabilities	1,132,143	953,466
Long-term debt and finance lease obligations, net of current maturities	1,398,712	1,582,758
Deferred income taxes	603,964	596,850
Insurance accruals, net of current portion	29,724	30,046
Other long-term liabilities	168,962	168,932
Total liabilities	3,333,505	3,332,052
Total shareholders’ equity	3,162,920	3,015,381
Total liabilities and shareholders’ equity	$6,496,425	$6,347,433

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended July 31,
	2024	2023
Cash flows from operating activities:
Net income	$180,198	$169,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,409	82,905
Amortization of debt issuance costs	278	278
Change in excess replacement cost over LIFO inventory valuation	2,431	4,500
Share-based compensation	11,036	10,468
Loss (gain) on disposal of assets and impairment charges	2,475	(1,448)
Deferred income taxes	7,114	15,895
Changes in assets and liabilities:
Receivables	(13,133)	(13,179)
Inventories	(25,378)	(52,756)
Prepaid and other current assets	(7,280)	(2,518)
Accounts payable	17,431	(4,344)
Accrued expenses	(38,750)	(20,150)
Income taxes	49,994	39,139
Other, net	529	1,104
Net cash provided by operating activities	281,354	229,131
Cash flows from investing activities:
Purchase of property and equipment	(100,564)	(68,903)
Payments for acquisition of businesses, net of cash acquired	(18,113)	(13,297)
Proceeds from sales of assets	6,688	5,784
Net cash used in investing activities	(111,989)	(76,416)
Cash flows from financing activities:
Payments of long-term debt and finance lease obligations	(29,316)	(29,665)
Payments of cash dividends	(16,611)	(14,945)
Repurchase of common stock	—	(29,893)
Tax withholdings on employee share-based awards	(24,932)	(17,969)
Net cash used in financing activities	(70,859)	(92,472)

Net increase in cash and cash equivalents	98,506	60,243
Cash and cash equivalents at beginning of the period	206,482	378,869
Cash and cash equivalents at end of the period	$304,988	$439,112
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Three months ended July 31,
	2024	2023
Cash paid during the period for:
Interest, net of amount capitalized	$11,845	$10,701
Income taxes, net	—	—
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	55,768	42,188
Right-of-use assets obtained in exchange for new finance lease liabilities	221	8,345
Right-of-use assets obtained in exchange for new operating lease liabilities	—	2,214

Summary by Category (Amounts in thousands)
Three months ended July 31, 2024	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$405,129	$1,068,978	$2,555,642	$67,988	$4,097,737
Gross profit	$236,041	$378,281	$314,548	$26,386	$955,256
	58.3%	35.4%	12.3%	38.8%	23.3%
Fuel gallons sold			772,536
Three months ended July 31, 2023
Revenue	$372,813	$996,936	$2,427,333	$72,169	$3,869,251
Gross profit	$216,861	$339,573	$296,978	$24,342	$877,754
	58.2%	34.1%	12.2%	33.7%	22.7%
Fuel gallons sold			713,991

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	4.4%					F2025	58.3%
F2024	5.9	6.1%	7.5%	8.8%	6.8%	F2024	58.2	59.0%	59.6%	58.1%	58.7%
F2023	8.4	10.5	5.0	4.9	7.1	F2023	55.6	56.7	57.3	56.8	56.6

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	1.6%					F2025	35.4%
F2024	5.2	1.7%	2.8%	4.3%	3.5%	F2024	34.1	34.0%	33.9%	34.4%	34.1%
F2023	5.5	6.9	5.8	7.1	6.3	F2023	33.9	33.3	34.0	33.0	33.6

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2025	0.7%					F2025	40.7	¢
F2024	0.4	—%	(0.4)%	0.9%	0.1%	F2024	41.6		42.3	¢	37.3	¢	36.5	¢	39.5	¢
F2023	(2.3)	0.3	(0.5)	—	(0.8)	F2023	44.7		40.5		40.7		34.6		40.2

RECONCILIATION OF NET INCOME TO EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA is not considered to be a GAAP measure, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. This measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use this calculation as a measure of financial performance and debt service capabilities, and it is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
The following table contains a reconciliation of net income to EBITDA for the three months ended July 31, 2024 and 2023:

(in thousands)	Three Months Ended July 31,
	2024	2023
Net income	$180,198	$169,237
Interest, net	14,067	12,495
Federal and state income taxes	57,108	52,262
Depreciation and amortization	94,409	82,905
EBITDA	$345,782	$316,899
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to the ability to consummate the Fikes transaction, the potential impact of consummation of the Fikes transaction on relationships with third parties, expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on September 5, 2024. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772